UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

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This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of DallasNews Corporation, a Texas corporation (the “Company”), with a definitive proxy statement relating to a proposed transaction involving the Company, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), and Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent, whereby the Company would become a wholly owned subsidiary of Parent (the “Merger”).

This Schedule 14A consists of an article published in The Dallas Morning News, a newspaper owned by a subsidiary of the Company, on July 23, 2025, with respect to an unsolicited, non-binding proposal from MNG Enterprises, Inc., an affiliate of Alden Global Capital, to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $16.50 per share in cash.

DallasNews Corporation receives offer from Alden Global Capital affiliate

Controlling shareholder Robert W. Decherd affirmed his complete support for the definitive merger agreement DallasNews Corporation signed with Hearst two weeks ago.

By Amy Hollyfield

Managing Editor

Two weeks after signing a definitive merger agreement with Hearst, DallasNews Corporation this week received a nonbinding offer from MNG Enterprises Inc., an affiliate of Alden Global Capital, to purchase all shares of the company.

DallasNews Corporation is the public parent company of The Dallas Morning News and Medium Giant, an integrated creative marketing agency, with offices in Dallas and Tulsa.

The Board of Directors of DallasNews Corporation said in a release it is “carefully reviewing the MNG Proposal in consultation with its legal and financial advisors.”

The release also states that the board “has not changed its recommendation in support of the [Hearst] merger under the Merger Agreement.”

Robert W. Decherd, a great-grandson of co-founder George Bannerman Dealey, is the controlling shareholder of DallasNews Corporation, holding the majority of voting power. Over a career spanning 50 years, he served as DallasNews Corporation’s board chairman, president and CEO.

The company’s unique family ownership structure means Decherd’s stake gives him significant influence over any deal that determines the company’s future.

On Wednesday, Decherd affirmed his complete support for the Hearst agreement with a statement saying he “gladly signed a voting agreement whereby I will vote my controlling interest in favor of the merger.”

“Hearst is a nearly unique legacy newspaper company in an era where many, if not most, of the principles that have created great journalism in local newspapers are being ignored in the financial consolidation of the industry,” Decherd said in a statement. “The negative effect on American communities is very real.

“The continuation of The Dallas Morning News’ role in Dallas and North Texas is crucial to the well-being of our city, its citizens, and the democracy we all value so highly.”

Alden Global Capital’s MediaNews Group owns 77 daily newspapers and more than 150 weekly publications across the country, including The Chicago Tribune,  The Denver Post,  The Mercury News,  The Virginian-Pilot and the Boston Herald.

In a Tuesday filing with the Securities and Exchange Commission, MediaNews Group offered DallasNews shareholders $16.50 a share, a nearly 18% increase from the agreement with Hearst, which is for $14 a share. Both offers are cash. The new offer values the company at $88 million.

“We have been considering a potential transaction with DallasNews for several years, because we are consistently impressed with its commitment to high-quality local journalism supported by operational efficiency that maximizes resources available for the newsroom,” the group said in a letter to the DallasNews Corporation board of directors, calling its offer a “superior proposal.”

DallasNews Corporation became a public company in 1981 and its stock was uniquely set up with a dual-class structure, Series A Common Stock and Series B Common Stock. From a July 9 filing with the SEC, Decherd, his family and foundation own 96.2% of the Series B shares, along with 1.6% of the Series A shares.

Class B shares have more voting power; Class A shares are considered common stock with no preferential treatment. However, the company’s structure ensures Decherd’s influence over the company’s future. Decherd’s Class B shares have 10 votes for every one vote of Class A shares, giving Decherd 55% of the total voting power.

“From my perspective, the terms and conditions of the Hearst merger are superior to any alternative scenario I can envision,” Decherd said in his statement. “I plan to honor the agreement I have made to vote in favor of the merger and look forward to the merger being consummated at the soonest possible time.”

In the SEC filing, MediaNews Group disclosed it owns 9.9% of the Series A Common Stock, acquiring all of it since July 11, two days after DallasNews Corporation and Hearst signed a definitive merger agreement. That amounts to 470,000 shares.

It’s not unusual for a merger target to receive an unsolicited bid. Although a board of directors has a fiduciary responsibility to review any competitive offers, it is not obligated to accept.

According to a 2024 study by the Harvard Law School Forum on Corporate Governance, unsolicited bids are a sliver of overall mergers and acquisitions transactions — an indicator of how unsuccessful most are. Unsolicited takeover attempts accounted for approximately 8% of global M&A in 2023, compared to about 10% the prior year.

Grant Moise, CEO of DallasNews Corporation and publisher of The News, and Steven R. Swartz, president and CEO of Hearst, have jointly expressed enthusiasm for their agreement, which was unanimously approved by the boards of directors from both companies and is expected to close in September or October.

Business editor Javier E. David contributed to this story.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the Company and Hearst (the “Merger Agreement”); (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; (iii) the inability to complete the Merger due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (v) the impact, if any, of the announcement or pendency of the Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Merger; and (vii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, the Company plans to file a proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  In addition, if and when available, the proxy statement and the documents incorporated therein by reference will be available free of charge at the SEC’s website, www.sec.gov. If and when available, the proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and will be included in the proxy statement relating to the proposed transaction, if and when it becomes available.